Exhibit 99.1

GreenHunter Resources Announces Multiple

Pipeline Project in Pennsylvania and West Virginia

Total Capacity of 270,000 barrels per day

GRAPEVINE, TEXAS, June 30, 2014—GreenHunter Resources, Inc. (NYSE MKT: GRH and GRH.PRC), a diversified water resource, waste management, environmental services, and hydrocarbon marketing company specializing in the unconventional oil and natural gas shale resource plays, announced today that through its wholly-owned subsidiary, GreenHunter Pipeline LLC, it has executed multiple definitive agreements to have exclusive use of three independent pipelines. This new project covers approximately 34 miles of right-of-way to transport freshwater, oilfield waste water (brine), and hydrocarbons (oil, condensate and NGLs). The Points of Receipt (POR) have been strategically chosen in two locations in southwestern Pennsylvania and northwestern West Virginia. These regions have quickly become some of the most densely populated areas for new permitting, drilling, and producing in the Marcellus Shale Play and the evolving Utica Shale Play. The Point of Delivery (POD) will be along the Ohio River at one of GreenHunter’s barge terminal locations. GreenHunter Pipeline will own and operate the POR and the POD facilities and associated equipment. Our equity partner, Major Pipeline LLC, will design, build, own, and operate the pipeline exclusively for GreenHunter’s benefit.

The agreement between GreenHunter Pipeline LLC and Major Pipeline LLC provides exclusive use for transportation of the above mentioned fluids for a period of 10 years with an option to renew the contracts for an additional 10 years. The terms of the agreements are specific to each type of fluid and priced on minimum volumes of fluid intake per day. The brine pipeline will be constructed of 12” diameter pipe capable of transporting approximately 100,000 bbls per day. The freshwater pipeline will be a 16” diameter pipe with the capacity to handle approximately 140,000 bbls per day. The condensate pipeline will be a 6” diameter pipe that will have a capacity of approximately 30,000 bbls per day. The first phase of the project has begun with right-of-way negotiations underway and is scheduled to be complete and 100% operational by January 1, 2016.

The pipeline destination will also include a processing facility to split condensates into different quality products, typically resulting in higher value for these finished materials for ultimate marketing. The new processing plant for condensate is scheduled to be completed on or before the third quarter of 2016.

Phase two of the project may consist of additional extensions to the primary gathering lines, extending further into Pennsylvania and possibly into Ohio. The parties anticipate the second phase to begin construction prior to the completion of the first phase.

Commenting on this new, multiple pipeline project, Mr. John Jack, Senior Vice President of Operations for Appalachia stated, “We have been working diligently with a number of active producers in our attempts to address some of the challenges they all face in southwestern Pennsylvania. By adding these multiple pipelines capable of transporting different forms of fluids, we will significantly reduce field and operating costs for these operators by using the most economical way of moving these products. Also, by streamlining the logistics, we immediately remove a large number of trucks currently on the roadways that are making long hauls to Ohio and West Virginia, which are most inefficient. Not only will the reduction of long-hauling result in less wear and tear of the existing roadways, but a significantly reduced carbon footprint will result along with increased safety for everyone.”

About GreenHunter Resources, Inc.

GreenHunter Resources, Inc., through its wholly-owned subsidiaries, GreenHunter Water, LLC, GreenHunter Environmental Solutions, LLC, and GreenHunter Hydrocarbons, LLC, provides Total Water Management Solutions™/Oilfield Fluid Management Solutions™ in the oilfield and its shale plays of the Appalachian Basin. GreenHunter Water continues to expand its services package by increasing down-hole injection capacity with Class II salt water disposal wells and facilities, with the launch of next-generation modular above-ground frac water storage tanks (MAG Tank™), and with advanced water hauling – including a growing fleet of DOT rated 407 trucks, for hauling condensates and water with the presence of condensates. GreenHunter Water has also spearheaded the movement to barge brine water, as barging is the safest and most cost-effective mode of transport.

GreenHunter Environmental Solutions, LLC offers onsite environmental solutions at the well pad and facilities, with a service package that includes tank and rig cleaning, liquid and solid waste removal/remediation, solidification, and spill response. An understanding that an interconnected suite of services is key to E&P waste stream management shapes GreenHunter Resources’ comprehensive end-to-end approach to services.

GreenHunter Hydrocarbons, LLC offers transportation of hydrocarbons (oil, condensate, and NGLs) and will soon offer storage, processing, and marketing of hydrocarbons (oil, condensate, and NGLs) in the Appalachian region. Leveraging off of our existing asset base and infrastructure, which includes up to six different barge terminal locations, presently owned or leased by GreenHunter Resources.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterEnergy.com or click here.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Resources and its business and other statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Resources undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Resources, Inc.

Melissa Pagen

Assistant Vice President- Investor Relations

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

Mobile: (310) 628-2062

mpagen@greenhunterwater.com